CONFESSION OF JUDGMENT

As explained more fully in the Release and Settlement Agreement amongst the Parties (defined below) and other entities (the "***Settlement Agreement***"), entered concomitantly with this Confession, Defendant TPT Speedconnect LLC, a Colorado limited liability company ("***Speedconnect***") hereby confesses judgment in favor of Plaintiffs American Tower Management, LLC; American Tower Delaware Corporation; UniSite LLC; SpectraSite Communications, LLC; American Towers LLC; American Tower Asset Sub, LLC; Central States Tower Holdings, LLC; DCS Tower Sub, LLC; GTP Towers I, LLC; ATC Sequoia, LLC; GrainComm III; InSite Wireless Group, LLC; and InSite Towers Development, LLC (collectively, the "***American Tower Plaintiffs***"), in the sum of Two Million, Eighty-Five Thousand Dollars and 00/100 cents ($2,085,000.00), which sum represents (a) rent amounts that would otherwise be due and owing from Speedconnect to the American Tower Plaintiffs, for which the American Tower Plaintiffs are willing to accept One Million Dollars and 00/100 cents ($1,000,000.00); plus (b) the American Tower Plaintiff attorneys' fees of Eighty-Five Thousand Dollars and 00/100 cents ($85,000.00) as of the entry date of the Release and Settlement Agreement entered between the Parties, and other entities; plus (c) One Million Dollars and 00/100 cents ($1,000,000) for the cost to remove the Speedconnect Equipment at fifty (50) Communications Facilities, at Twenty-Thousand Dollars and 00/100 cents ($20,000.00) per Communications Facility (collectively, the "***Settlement Payment***"), plus interest and reimbursement of the American Tower Plaintiffs' additional attorney fees and costs as set forth below. Speedconnect expressly authorizes the entry of judgment against Speedconnect in that amount, less any payments that have been made towards the Settlement Payment prior to the time of Speedconnect's uncured default (as defined herein), pursuant to the terms of the Settlement Agreement.[1] Speedconnect and the American Tower Plaintiffs are, collectively, sometimes referred to herein as the "***Parties***" and, individually, as a "***Party***."

1. The American Tower Plaintiffs asserted certain claims in a complaint filed against Speedconnect in the U.S. District Court for the District of Colorado, Case No. 1:23-CV_01336 (the "***Litigation***").

2. The Parties have reached a resolution of the Litigation as more fully described in the Settlement Agreement, and a copy of this Confession of Judgment is attached as Exhibit E to the Settlement Agreement ("***Confession***").

3. As part of the resolution of the Litigation, and as set forth comprehensively in the Settlement Agreement, Defendant Speedconnect has agreed to pay to the American Tower Plaintiffs the Settlement Payment in full by December 31, 2024.

4. In the event Speedconnect fails to timely pay the Settlement Payment as set forth in the Settlement Agreement (a "***Default***"), the American Tower Plaintiffs will provide Speedconnect written notice of such Default, and Speedconnect will have seven (7) days to cure any Default under this Confession of Judgment. Said notice shall be sent by email to Speedconnect's counsel, John Schlie, at johnhenry@schlielawfirm.com. In the event any such

[1] Unless explicitly stated otherwise herein, all defined terms are as defined pursuant to the Settlement Agreement.

Default is not timely cured, the American Tower Plaintiffs will be entitled, and Speedconnect hereby confesses, to judgment in the American Tower Plaintiffs' favor and against Speedconnect, on all amounts due and owing under the Settlement Agreement, including accrued interest, less any payments received, with interest to accrue on the judgment at the rate of eight percent (8.00%) per annum from the date of the uncured Default, plus the American Tower Plaintiffs' attorney fees and costs incurred in enforcing this Confession, and/or the Settlement Agreement.

5. In the event that an uncured Default occurs, as provided in the Settlement Agreement, Speedconnect hereby irrevocably authorizes and empowers Colby A. Kingsbury, or any attorney designated by the American Tower Plaintiffs, to appear in any court in the State of Colorado, at any time after said uncured Default, and to seek the entry of this Confession against Speedconnect in favor of the American Tower Plaintiffs for the Settlement Payment less any payments that have been made towards the Settlement Payment prior to the time of the uncured Default, plus interest, attorneys' fees and costs as specified in Paragraph 4 above (the "***COJ Balance Due***").

6. Speedconnect specifically and voluntarily waives its right to any hearing that may be required prior to obtaining a judgment by this Confession.

7. This Confession shall be binding upon Speedconnect's successors and assigns, except that Speedconnect may not assign or transfer its rights or obligations hereunder without prior written consent of the American Tower Plaintiffs.

8. Speedconnect warrants and represents it has signed this Confession after full and careful consideration of its terms, and that Speedconnect has not relied on any other person, party, or counsel, other than their own legal counsel, or on any statements, representations, or opinions of any other person, party, or counsel, other than its own legal counsel, in determining to sign this Confession. Speedconnect fully understands the nature and effect of this Confession, understands this Confession will operate as a waiver of its right to trial prior to entry of judgment against it, and knowingly and voluntarily waives each and every such right.

9. Speedconnect hereby acknowledges that it has obtained counsel as it deemed appropriate before entering into this Confession and has independently determined to enter into this Confession, and fully understands this Confession.

10. Speedconnect hereby acknowledges, agrees, verifies, and certifies that adequate consideration has been given to it by the American Tower Plaintiffs in connection with this Confession and the Settlement Agreement related hereto, and Speedconnect has no objections to and waives any objections to the entry of judgment against it pursuant to the terms of the Settlement Agreement and this Confession, other than any disputes as to the remaining amounts due and owing.

11. This Confession shall be construed in accordance with and be governed by the internal laws of the State of Colorado, and each Party hereto hereby consents to the jurisdiction and venue of any court in Colorado, and expressly waives any and all defenses based on lack of personal jurisdiction, improper venue, or forum non conveniens.

12. This Confession may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Confession and of signature pages by electronic or facsimile transmission shall constitute effective execution and delivery of this Confession as to the Parties and may be used in lieu of the original Confession for all purposes. Signatures of the Parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes.

TPT Speedconnect LLC

Dated 6-25-24, 2024 By: ______________________________
Richard Eberhardt
Chief Executive Officer

STATE OF ~~COLORADO~~ CA)
)
COUNTY OF San Diego)

A notary public or officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

Subscribed and sworn before me on
This 25 day of June, 2024.

REKHA KOTHARI
Notary Public - California
San Diego County
Commission # 2370797
My Comm. Expires Aug 28, 2025

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Notary Public

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Notary Public